Exhibit 99.1

Upstryve Inc, formerly ProBility Media Corp, Announces Second Quarter Financial
Results

Company’s Operating Income Directly From Corporate Training Jumps Over $100,000 Compared to the
Prior Period in 2020

Coconut Creek, Florida January 14, 2022 /PRNewsire/, Upstryve Inc. (“Upstryve” or the “Company”), formerly ProBility Media Corp. (“ProBility”) (OTCPK: PBYA), an international education, training and career advancement company with a focus on vocational and skilled trades, today announces its Second Quarter results for the period ended November 30th , 2021.

Highlights and Accomplishments from Recent Quarter End November 30, 2021

●	Upstryve initiated three new skilled trade partnerships including the Build Show Network. The Build Show creates high end construction videos that are viewed by thousands of tradespeople nationwide. The Company has also partnered with the PHCC of Ohio (Plumbing-Heating and Cooling Contractors) and ACC of Ohio (Air Conditioning Contractors). Both organizations provide incredible resources to active contractors and their mission statements align with the Company’s goals in the trades industry.

●	Disco Media Learning, a subsidiary of Upstryve, supported the launch of “What is Energy?” Pop-Up Exhibit at The DoSeum, San Antonio Museum for Kids. The “What is Energy?” passport is a booklet that will help children become energy-savers and provide fun activities for families to learn about sustainability and conservation.

●	Upstryve, Formerly ProBility Media announced its intention to file audited financials and become an SEC reporting company.

●	The Company secured several new contracts for North American Crane Bureau Group (NACB), a subsidiary of Upstryve. Due to confidentiality agreements with these companies, we are not able to disclose specifics on the contracts or scope of work.

●	Upstryve announced that it is working on a rollout of the first NFT (non-fungible token) series for the trades industry to include both tokens that include utility related to trades career advancement and a digital art collection that adds a virtual component to the popular stickers currently and historically collected by industry professionals.

●	The Company announced the list of panelists to speak at the first ever Upstryve Connect Virtual Conference to be held January 26th and January 27th of 2022. The panelist line-up currently consists of several industry leading influencers in the skilled trades.

The company announced its intention to hire an independent public accountant in the interest of positioning itself to file a S-1 registration statement with the Securities and Exchange Commission.

“Since early 2019, our goal has been to upgrade to a more senior exchange. We have taken steps to first improve the balance sheet, increase revenue, cut overhead to produce operating profits and finally file audited financials in order to make us eligible for various benefits of a reporting public company,” stated Noah Davis, President of Upstryve. “We have attracted a lot of attention from larger investors, analysts and the press and many have communicated to us that they can be interested in supporting us if we are fully reporting. We have had a roadmap with a path that is anticipated to be beneficial to the company and its shareholders.”

The goal of the Upstryve Connect conference is to bring awareness to the multifaceted avenues of monetization that can be gained as a result of pursuing a career in the skilled trades and is the first event of more to come from the Company. By adding conferences as a new way to create interaction with trade professionals, Upstryve aims to become the premier brand for high quality education in the trades. The conference is the first of it’s kind for the company and for the vocational education industry in general.

“This event will help put Upstryve on the map as the premier venue for skilled trades education and training. We expect that Upstryve’s goal of being compared to other big name ed-tech companies will be greatly enhanced with these regular conferences, “ continued Mr. Davis. “We believe the need for skilled trades professionals will increase due to the recent passing of the infrastructure bill and will continue to increase as additional government spending projects come to fruition.”

A reconciliation of the net gain for the quarter ending November 30, 2021 to adjusted EBITDA is below:

(*) See “Definitions of Non-GAAP Measures” and “Reconciliation of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release

Definitions of Non-GAAP Measures

We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to Revenue, Income (Loss) from Operations and Net Income (Loss) under GAAP, we use: EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss). We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP

Adjusted EBITDA

We define Adjusted EBITDA as Income (Loss) before Income Taxes, excluding (i) depreciation and amortization expense, (ii) interest expense, net, (iii) non-cash interest expense, (iv) stock-based compensation expense, (v) non-recurring and extraordinary items (vi) other income (expense), net, (vii) gain (loss) on equity investments, net, (viii) gain on extinguishment of debt, (ix) change in fair value of derivative liability and (x) foreign currency transaction, net.

We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and non-recurring and extraordinary items.

Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP.

Adjusted Net Income (Loss)

We define Adjusted Net Income (Loss) as Adjusted EBITDA (see above), excluding (i) benefit from (provision for) income taxes.

Adjusted Net Income has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP.

Reconciliation of Non-GAAP Measures

Adjusted EBITDA & Adjusted Net Income (Loss)

The following table presents reconciliations of Adjusted EBITDA & Adjusted Net Income (Loss) to the most directly comparable GAAP financial measure for each of the periods indicated.

Financial Highlights

●	As of November 30, 2021, the Company’s current assets were $597,373, total assets were $2,488,584, total liabilities were $5,527,162 and stockholders’ equity was a deficit of $3,038,577

●	Revenues for the quarter ended November 30, 2021, were $1,822,170 representing an increase of $8,000, from the same period in 2020.

●	Adjusted EBITDA for the quarter ending November 30, 2021, was ($149,253) compared to ($317,439) from the same period in 2020.

●	The Company reduced total liabilities by $1,369,175 or 19.86% for the quarter ending November 30, 2021, compared to its fiscal year end on May 31, 2021.

●	Convertible notes were reduced from $2,769,407 to $1,561,736 during the six months from May 31, 2021 to November 30, 2021.

Test Preparation and Career Advancement Related Financial Highlights

●	Test Preparation and Career Advancement Related Sales were $1,105,828 for the quarter ending November 30, 2021 representing a decrease of $52,887 for the same period in 2020.

●	Publishing revenue increased by 36.29% with $69,821 in revenue compared to the same period with $51,229 in 2020.

Corporate Training and Certification Related Financial Highlights

●	Upstryve’s corporate training, certification and related sales turned an operating profit of $100,697 for the quarter ending November 30, 2021, compared to ($8,978) for the same period in 2020. This represented an increase of $109,675 in operating profit compared to the same period in 2020.

●	Total Revenue increased by 9.29% for the period ending November 30, 2021 compared to the prior period.

●	Certification and Testing Revenue, a key indicator for the restart of corporate customers increasing capacity, and new corporate accounts increased by 34.39% for the quarter ending November 30, 2021, compared to the same period in 2020.

About Upstryve Inc., formerly ProBility Media Corp

Upstryve is an international education, training, and career advancement company with a focus on vocational and skilled trades headquartered in southern Florida. Upstryve operates through its four brands including Upstryve, One Exam Prep, North American Crane Bureau Group and Disco Learning Media.

Upstryve is the only tutoring platform dedicated to providing aspiring trade professionals an affordable all-encompassing learning experience. Upstryve provides 1 on 1 contractor license exam preparation for professionals to confidently pass their state or national exams and obtain their contractor license. One Exam Prep provides licensing assistance and online test preparation for contractors throughout the United States. North American Crane Bureau Group (NACB) conducts over 400 safety programs each year all over the world for safety, rigging and crane training. NACB holds a federal accreditation under 29CFR part 1919, Cal/OSHA accreditation under Title 8, and is recognized by several states entities as being qualified to conduct lift equipment inspection / certification and / or operator training. Disco Learning Media specializes in eCourse development, program management, and consulting for learning experiences. For more information, visit www.upstryve.com/investors

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance, or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

Investor Relations Contact:

Upstryve Investor Relations

info@probilitymedia.com